Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces Its 92nd Consecutive Profitable Quarter with Third Quarter Net Income of $3.1 million.

LOWELL, MA-(GlobeNewswire)-(October 18, 2012) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income of $3.1 million for the three months ended September 30, 2012, an increase of $126 thousand, or 4%, compared to the three months ended September 30, 2011. Diluted earnings per share were $0.32 for the three months ended September 30, 2012, an increase of $0.01, or 3%, compared to the same period in 2011. Net income for the nine months ended September 30, 2012 amounted to $9.1 million, an increase of $1.1 million, or 13%, compared to the same nine-month period in 2011. Diluted earnings per share were $0.95 for the nine months ended September 30, 2012, an increase of $0.09, or 10%, compared to the same period in 2011.

As previously announced on October 16, 2012, the Company declared a quarterly dividend of $0.11 per share to be paid on December 3, 2012 to shareholders of record as of November 12, 2012. The quarterly dividend represents a 4.8% increase over the 2011 dividend rate.

Chief Executive Officer Jack Clancy commented, “Our strong 2012 financial results to date reflect our continued growth. Deposits and loans outstanding have increased by $137 million, or 10%, and $54 million, or 4%, respectively, since December 31, 2011, which are annualized growth rates of 14% and 6%, respectively. During the third quarter, deposits increased $17 million and loans outstanding increased $12 million. Additionally, investment assets under management increased $74 million, or 15%, since December 31, 2011, and $27 million, or 5%, since June 30, 2012, to $579 million at September 30, 2012.”

Mr. Clancy further stated, “We believe our strong performance, coupled with plans for two new branch locations, well positions us for the future. We anticipate opening the Tyngsboro, MA branch in November and the Lawrence, MA branch in the first quarter of 2013. Strategically, our focus remains on organic growth and market expansion, while continually planning for our future by investing in our branch network, technology, progressive product capabilities, our communities and, most importantly, in our people.”
Founder and Chairman of the Board George Duncan stated, “The September quarter represents our 92nd consecutive profitable quarter and our total assets under management have grown to $2.29 billion. These represent significant achievements. We believe we were able to achieve such success because of our strong service and products capabilities combined with our core values. We are proud to report that Enterprise was recognized at the Boston Business Journal's 7th Annual Corporate Philanthropy Summit on September 12, 2012, for our corporate philanthropy and for hours spent by our employees in community-based activities."

Results of Operations
The Company's growth contributed to increases in net interest income and the level of operating expenses for both the quarter and the year-to-date periods ended September 30, 2012. In 2012, the provision for loan losses decreased compared to the 2011 periods, while non-interest income decreased mainly due to lower gains on security sales in the current year. The increases in both the quarter and year-to-date pre-tax net income were partially offset by a higher tax rate in 2012, mainly due to higher taxable income in the current year.

Net interest income for the quarter ended September 30, 2012 amounted to $15.6 million, an increase of $909 thousand, or 6%, compared to the September 2011 quarter. Net interest income for the nine months ended September 30, 2012 amounted to $46.0 million, an increase of $3.0 million, or 7%, compared to the same period in

2011. The increase in net interest income was due primarily to revenue generated from loan growth which has been funded through non-interest bearing deposits, partially offset by a decrease in tax equivalent net interest margin ("margin"). Average loan balances for the three and nine months ended September 30, 2012 increased $84.3 million and $95.7 million, respectively, compared to the three and nine month averages for the same periods in 2011. Net interest margin was 4.20% for the quarter ended September 30, 2012 compared to 4.32% for the quarter ended September 30, 2011. The margin was 4.31% for the quarter ended June 30, 2012. Year-to-date margins were 4.29% and 4.36% for the nine months ended September 30, 2012 and 2011, respectively. Consistent with the industry, the 2012 margin continues to trend downward, as the yield on interest-earning assets has declined faster than the rate on the cost of funds, as the cost of funds is approaching a floor.

The provision for loan losses amounted to $800 thousand for the three months ended September 30, 2012, compared to $1.8 million for the same period in 2011. For the nine months ended September 30, 2012 and 2011, the provision for loan losses amounted to $2.2 million and $4.0 million, respectively. The decrease in the provision reflects credit stabilization within the loan portfolio compared to the 2011 periods. In making the provision to the allowance for loan losses, management takes into consideration the level of loan growth, adversely classified and non-performing loans, specific reserves for impaired loans, net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the nine months ended September 30, 2012 was $53.6 million, compared to $86.2 million during the same period in 2011. The balance of the allowance for loan losses allocated to impaired loans amounted to $4.3 million at September 30, 2012, compared to $4.1 million at September 30, 2011. Total non-performing assets as a percentage of total assets were 1.50% at September 30, 2012, compared to 1.81% at September 30, 2011. For the year-to-date period ended September 30, 2012, the Company recorded net charge-offs of $1.4 million, the majority of which had reserves specifically allocated in prior periods. For the same period in 2011, net charge-offs were $800 thousand. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.84% at September 30, 2012, compared to 1.85% at December 31, 2011 and 1.84% at September 30, 2011.

Non-interest income for the three months ended September 30, 2012 amounted to $3.0 million, a decrease of $225 thousand, or 7%, compared to the third quarter of 2011. Non-interest income for the nine months ended September 30, 2012 amounted to $8.9 million, a decrease of $80 thousand, or 1%, compared to the 2011 year-to-date period. Both the quarter and year-to-date results were impacted by a decrease in gains on securities sales, partially offset by an increase in gains on loan sales and higher "other income" in the current year. The increase in other income is primarily due to increases in insurance commissions in both the quarter and year-to-date periods.

Non-interest expense for the three months ended September 30, 2012 amounted to $13.0 million, an increase of $1.2 million, or 10%, compared to the same period in the prior year. For the nine months ended September 30, 2012, non-interest expense amounted to $38.8 million, an increase of $2.7 million, or 7%, compared to the same period in the prior year. Increased expenses related to salaries and benefits and technology in both the quarter and the year-to-date periods were primarily due to the Company's strategic growth initiatives, including branch growth. The year-to-date expenses were also impacted primarily by increases in legal and other professional services and occupancy expenses, partially offset by a reduction in FDIC insurance expenses.

Key Financial Highlights

▪
Total assets were $1.64 billion at September 30, 2012 as compared to $1.49 billion at December 31, 2011, an increase of $148.4 million, or 10%. Since June 30, 2012, total assets have increased $22.5 million, or 1%.

▪	Total loans amounted to $1.30 billion at September 30, 2012, an increase of $53.6 million, or 4%, since December 31, 2011. Since June 30, 2012, total loans have increased $11.6 million, or 1%.

▪
Total deposits were $1.47 billion at September 30, 2012 as compared to $1.33 billion at December 31, 2011, an increase of $137.3 million, or 10%. Since June 30, 2012, total deposits have increased $16.8 million, or 1%.

▪
Investment assets under management amounted to $578.9 million at September 30, 2012 as compared to $505.2 million at December 31, 2011, an increase of $73.8 million, or 15%. Since June 30, 2012, investment assets under management have increased $26.6 million, or 5%. The increase is attributable primarily to asset growth from new business and from market value appreciation.

▪
Total assets under management amounted to $2.29 billion at September 30, 2012, compared to $2.06 billion at December 31, 2011, an increase of $229.3 million, or 11%. Since June 30, 2012, total assets under management have increased $53.8 million, or 2%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 92 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has nineteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Company has also obtained the necessary regulatory approvals for its planned new branches in Tyngsboro and Lawrence, MA and anticipates that the Tyngsboro office will open in November 2012 and the Lawrence office will open in the first quarter of 2013.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	September 30, 2012	December 31, 2011	September 30, 2011
Assets
Cash and cash equivalents:
Cash and due from banks	$50,978	$30,231	$30,373
Interest-earning deposits	25,413	6,785	6,743
Fed funds sold	5,879	2,115	45,066
Total cash and cash equivalents	82,270	39,131	82,182

Investment securities at fair value	191,696	140,405	128,922
Federal Home Loan Bank stock	4,260	4,740	4,740
Loans, less allowance for loan losses of $23,930 at September 30, 2012 and $23,160 at December 31, 2011 and $22,569 at September 30, 2011 respectively	1,280,123	1,227,329	1,206,989
Premises and equipment	27,267	27,310	25,893
Accrued interest receivable	5,830	5,821	5,418
Deferred income taxes, net	12,132	12,411	12,129
Bank-owned life insurance	15,321	14,937	14,801
Prepaid income taxes	719	287	377
Prepaid expenses and other assets	12,273	11,136	9,693
Goodwill	5,656	5,656	5,656

Total assets	$1,637,547	$1,489,163	$1,496,800

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,470,426	$1,333,158	$1,345,488
Borrowed funds	2,994	4,494	4,494
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	16,444	12,487	11,080
Accrued interest payable	323	751	366

Total liabilities	1,501,012	1,361,715	1,372,253

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,632,904, 9,472,748 and 9,444,428 shares issued and outstanding at September 30, 2012, December 31, 2011 and September 30, 2011 respectively	96	95	94
Additional paid-in capital	47,304	45,158	44,577
Retained earnings	84,985	78,999	77,133
Accumulated other comprehensive income	4,150	3,196	2,743

Total stockholders’ equity	136,535	127,448	124,547

Total liabilities and stockholders’ equity	$1,637,547	$1,489,163	$1,496,800

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Interest and dividend income:
Loans	$16,324	$16,078	$48,510	$46,915
Investment securities	833	824	2,467	2,679
Other interest-earning assets	25	11	68	49
Total interest and dividend income	17,182	16,913	51,045	49,643
Interest expense:
Deposits	1,228	1,858	4,133	5,676
Borrowed funds	12	22	41	66
Junior subordinated debentures	294	294	883	883
Total interest expense	1,534	2,174	5,057	6,625
Net interest income	15,648	14,739	45,988	43,018
Provision for loan losses	800	1,840	2,150	3,954
Net interest income after provision for loan losses	14,848	12,899	43,838	39,064
Non-interest income:
Investment advisory fees	925	919	2,880	2,844
Deposit service fees	1,153	1,157	3,281	3,313
Income on bank-owned life insurance, net	122	132	384	409
Net gains on sales of investment securities	38	486	197	747
Gains on sales of loans	211	119	669	403
Other income	536	397	1,500	1,275
Total non-interest income	2,985	3,210	8,911	8,991

Non-interest expense:
Salaries and employee benefits	8,190	7,177	23,534	21,275
Occupancy and equipment expenses	1,400	1,346	4,244	4,147
Technology and telecommunications expenses	1,122	959	3,198	2,893
Advertising and public relations expenses	408	471	1,694	1,717
Deposit insurance premiums	283	276	843	1,049
Audit, legal and other professional fees	336	331	1,306	1,003
Supplies and postage expenses	232	212	659	636
Investment advisory and custodial expenses	110	97	319	327
Other operating expenses	929	979	3,003	3,050
Total non-interest expense	13,010	11,848	38,800	36,097

Income before income taxes	4,823	4,261	13,949	11,958
Provision for income taxes	1,760	1,324	4,808	3,872

Net income	$3,063	$2,937	$9,141	$8,086

Basic earnings per share	$0.32	$0.31	$0.96	$0.86
Diluted earnings per share	$0.32	$0.31	$0.95	$0.86

Basic weighted average common shares outstanding	9,613,386	9,429,360	9,567,294	9,383,678
Diluted weighted average common shares outstanding	9,692,290	9,463,664	9,639,122	9,435,506

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the nine months ended September 30, 2012	At or for the year ended December 31, 2011	At or for the nine months ended September 30, 2011

BALANCE SHEET AND OTHER DATA
Total assets	$1,637,547	$1,489,163	$1,496,800
Loans serviced for others	74,529	67,367	64,006
Investment assets under management	578,918	505,163	470,590
Total assets under management	$2,290,994	$2,061,693	$2,031,396

Book value per share	$14.17	$13.45	$13.19
Dividends paid per common share	$0.330	$0.420	$0.315
Total capital to risk weighted assets	11.57%	11.42%	11.14%
Tier 1 capital to risk weighted assets	10.26%	10.14%	9.88%
Tier 1 capital to average assets	8.58%	8.63%	8.67%
Allowance for loan losses to total loans	1.84%	1.85%	1.84%
Non-performing assets	$24,561	$27,321	$27,121
Non-performing assets to total assets	1.50%	1.83%	1.81%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.78%	0.75%	0.76%
Return on average stockholders’ equity	9.25%	8.98%	8.97%
Net interest margin (tax equivalent)	4.29%	4.37%	4.36%